Exhibit 10.2

January 2009

TVA DEFERRED COMPENSATION PLAN

This Deferred Compensation Plan (“Plan”) constitutes an agreement between TVA and its managerial employees who are subject to it (“Participants”).  The purposes of this Plan are to provide Participants (i) with deferrals of compensation in order to provide income to supplement retirement benefits, (ii) an additional means of deferring taxes on deferred compensation, and (iii) an opportunity to earn a notational investment return on deferred compensation.

Section 1  Definitions

“Account” means the account established on TVA’s books in the name of each Participant to which compensation deferred by the Participant pursuant to any of TVA’s compensation plans, or deferred compensation awarded to the Participant by TVA, as well as any notational investment earnings on such compensation, is accounted for in the form of credits.

“Board” means the Board of Directors of the Tennessee Valley Authority.

“Committee” means a group of three persons appointed by the Board or its delegatee to administer the Plan.

“Dependent” means the same as the term “dependent” as defined in Internal Revenue Code section 152, without regard to section 152(b)(1), (b)(2), and (d)(1)(B).

“Interest” means the notational interest on a Participant’s Account balance based on an annual interest rate set from time to time by TVA’s Chief Financial Officer or his or her designee.

“Participant” shall mean any employee of the Tennessee Valley Authority who is eligible under any of TVA’s other compensation plans (i) to defer compensation earned during a year to a later year, or (ii) to receive deferred compensation credits.  Participants shall not include the members of the TVA Board of Directors.

“Return” means the notational investment return on a Participant’s Account balance based on the change in the value of the mutual funds designated by the Participant.

“Recordkeeper” means the organization selected by TVA to recordkeep the notational investment return alternatives from which the Participant may choose.

“Separation from Service” or “separates from service” means the same as the term “separation from service” as defined in 26 CFR §1.409A-1(h) of the Internal Revenue Code section 409A final regulations.

“Source” means a division within each Participant’s Account to which deferred compensation credits are assigned based on the form of payment for such deferred compensation.

“Unforeseeable Emergency” means the same as the term “unforeseeable” as defined in 26 CFR §1.409A-3(i)(3) of the Internal Revenue Code section 409A final regulations.

Section 2  Deferred Compensation Plan Credits

A.	There shall be established for each Participant an Account in the name of the Participant. Each Participant’s Account will consist of one or more Sources.

B.
A Participant’s Account shall be credited with any compensation amounts that the Participant earns during any year and properly elects to defer to a later year pursuant to any TVA compensation plan that allows deferral elections.

C.
From time to time the Board or the Board’s delegatee , in the sole discretion of the Board or its delegatee , may award deferred compensation credits to a Participant’s Account.  At the time of award, the Board or its delegatee shall designate the manner in which such deferred compensation credits shall be paid out to the Participant.  In the absence of such a designation, such deferred compensation credits shall be paid out to the Participant in a lump sum upon Separation from Service in accordance with Section 3.A.1a below.

D.
The Board (or its delegatee) may consider such factors as the following in determining whether to award deferred compensation credits to a Participant and the amount of deferred compensation credits to be awarded pursuant to Section 2.C above:

1.	meritorious performance;

2.	providing Participants with total compensation equivalent to prevailing rates in corporate, professional, and other public organizations;

3.	the need to use deferred compensation credits for recruitment purposes;

4.	lost annual leave; and

5.	such other factors as may be deemed appropriate.

E.
Each Participant’s Account will receive Interest calculated on the ending daily balance in each Participant’s Account and credited to the Account by the Recordkeeper at the end of each month.  In lieu of Interest, each Participant may elect to have all or a portion of the Participant’s Account adjusted by the Return tied to one or more mutual funds available to Participants through the Recordkeeper as selected by the Participant.  TVA is not responsible for the effect on the Participant’s Account of decisions by any Participant who elects to receive the Return tied to mutual funds as provided herein.  Such decisions shall be the sole responsibility of the Participant.

Section 3  Benefits

The total amount credited to each Participant’s Account shall be paid by TVA to the Participant upon the Participant’s Separation from Service, or the Participant’s death, in the manner set forth below.  In addition, certain amounts credited to a Participant’s Account may be paid by TVA to such Participant in the event of an Unforeseeable Emergency as set forth below.

A.	Separation from Service

1.
Upon a Participant’s Separation from Service, the balance of each Source within the Participant’s Account shall be paid to the Participant in a lump sum or in 5, 10, or 15 annual installments as properly elected by the Participant or designated by TVA (the “Lump-Sum Source,” “5-Year Source,” “10-Year Source,” and “15-Year Source,” respectively).

a.
The balance in the Lump-Sum Source of the Participant’s Account shall be paid in a lump sum to the Participant not later than the last day of the first full calendar month following the date of the Participant’s Separation from Service.

b.
The balances in the 5-Year, 10-Year, and 15-Year Sources shall be paid in the following manner.  Not later than the last day of the first full calendar month following the date of the Participant’s Separation from Service, the Participant shall be paid a sum equal to balance in the Source divided by the number of annual installments (5, 10, or 15) tied to such Source.  Subsequent annual installments shall be paid each year through 2009 on the same date as the initial installment in each year through 2009 and in January in each year beginning in 2010.  The amount of each installment shall be determined by dividing the balance in the Source by the number of payments remaining to be made.

2.
Any Participant with an Account balance not greater than the applicable dollar amount under Internal Revenue Code section 402(g)(1)(B) at the time of Separation from Service shall be paid that balance in a lump sum not later than the last day of the first full calendar month following the date of the Participant’s Separation from Service, provided that the payment results in the termination and liquidation of the entirety of the Participant’s interest under the Plan.

B.
Death - Upon receipt of proper proof of the death of a Participant who has died in service, or a former Participant who has been receiving payments under Section 3.A.1.b. above, the balance in the Participant’s Account or the balance remaining in the Participant’s account, as appropriate, shall be paid in a lump sum to the beneficiary or beneficiaries designated by the Participant in writing prior to the Participant’s death.  In the absence of any designation of beneficiary, payment shall be made in the following order of precedence:

1)	to the widow or widower of the Participant;

2)	if there is no widow or widower, to the child or children of the Participant and descendants of deceased children by representation;

3)	if none of the above, to the parents of the Participant or the survivor of them;

4)	if none of the above, to the duly appointed legal representative of the estate of the Participant; and

5)	if none of the above, to the person or persons entitled to it under the law of the state of domicile of the Participant at the time of death.

Payment shall be made by the last day of the first full calendar month following the receipt of proper proof of the Participant’s death.

C.
Unforeseeable Emergency - In the event of an Unforeseeable Emergency, a Participant may apply to the Committee for a distribution of all or part of the total amount credited to the Participant’s Account.  The distribution may be granted in the Committee’s sole discretion upon a determination by the Committee that the amount distributed is reasonably necessary to satisfy the emergency need based on the relevant facts and circumstances of the case.  Under Internal Revenue Code section 409A and its implementing regulations (collectively, “Section 409A”), an Unforeseeable Emergency means a severe financial hardship to the Participant resulting from any of the following:

1)	illness or accident of the Participant, the Participant’s spouse, the Participant’s beneficiary, or the Participant’s Dependent;

2)	loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance); or

3)	other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

Section 409A states that the purchase of a home and the payment of college tuition are not unforeseeable emergencies.  Under Section 409A, a distribution on account of an Unforeseeable Emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under the Plan.  In other words, Participants will not be eligible for consideration of distributions from the Plan for an Unforeseeable Emergency under this Section 3.C if the Participant has, or through his or her own ability has access to, any funds to help take care of the financial issues related to the Participant’s Unforeseeable Emergency.

Unforeseeable Emergency distributions will be deducted from the Sources within the Participant’s Account until exhausted in the following order of precedence: Lump-Sum Source, 5-Year Source, 10-Year Source, and 15-Year Source.

Section 4  Assignments Prohibited

No transfer, assignment, pledge, seizure, or other voluntary or involuntary alienation or encumbrance of any benefit provided under the Plan will be permitted or recognized other than as specifically provided in this Plan; provided, however, that TVA may offset amounts owed to it by a Participant against amounts payable to a Participant under this Plan.

Section 5  No Trust is Created

No trust in favor of any Participant is created by this Plan, and in the absence of any attempted assignment prohibited under Section 5, Participants shall have the rights of general unsecured creditors of TVA with respect to amounts credited their Accounts established by this Plan.

Section 6  Amendments to Plan

This Plan may be amended or terminated as authorized by the Board, or its delegatee, at any time as it deems appropriate without the consent of any Participant, beneficiary, or other person.

Section 7  Compliance with Section 409A

At all times, to the extent Internal Revenue Code section 409A and its implementing regulations (collectively, “Section 409A”) applies to amounts deferred under this Plan: (a) this Plan shall be operated in accordance with the requirements of Section 409A; (b) any action that may be taken (and, to the extent possible, any action actually taken) by the Board or its delegatee, the Committee, and the Participants or their Beneficiaries shall not be taken (or shall be void and without effect), if such action violates the requirements of Section 409A; (c) any provision in this Plan that is determined to violate the requirements of Section 409A shall be void and without effect; and (d) any provision that is required by Section 409A to appear in this Plan that is not expressly set forth shall be deemed to be set forth herein, and this Plan shall be administered in all respects as if such provision were expressly set forth herein.